Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Regulation A Offering Circular of RSE Innovation, LLC on Form 1-A (No. 024-11612) of our report dated February 10, 2022, on our audits of the Company’s financial statements as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from May 20, 2020 (inception) to December 31, 2020, which report is included in this annual report on Form 1-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

February 10, 2022